EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Office Depot, Inc., of our report dated February 15, 2013 and November 7, 2013 with respect to Note 16, relating to the consolidated financial statements of Office Depot de México, S. A. de C. V. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between Mexican Financial Reporting Standards and accounting principles generally accepted in the United States of America), appearing in Current Report on Form 8-K of Office Depot, Inc. dated November 7, 2013.

/s/Ma. Isabel Romero Miranda

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

México City, México

November 7, 2013